Chicago Atlantic Advisers, LLC

Chicago Atlantic BDC Advisers, LLC

Chicago Atlantic BDC, Inc.

Code of Ethics

March 2026

This Code of Ethics (the “Code”) is the sole property of Chicago Atlantic Advisers, LLC, Chicago Atlantic BDC Advisers, LLC, and their affiliates (collectively, “Chicago Atlantic” or the “Firm”) and must be returned to the Firm upon termination or separation for any reason of a Supervised Person’s association with the Firm. The contents of the Code are strictly confidential. Supervised Persons may not duplicate, copy, or reproduce the Code in whole or in part or make it available in any form to non-Supervised Persons without prior approval in writing from the Firm’s Chief Compliance Officer.

TABLE OF CONTENTS

INTRODUCTION		3
CHAPTER 1: GENERAL		7
A.	Statement of General Principles	7
B.	Initial and Ongoing Acknowledgment	8
C.	Training	8
D.	Access Persons not under the Supervision of the Firm	8
E.	Confidential and Proprietary Information of the Firm	8
F.	Reporting Violations of the Code of Ethics	9
G.	Review	9
H.	Whistleblower Policy	9
CHAPTER 2: SUPERVISED PERSONS’ CONDUCT		10
A.	Conflicts of Interest	10
B.	Outside Business Activities	10
C.	Gifts and Entertainment	10
D.	Political Contributions	13
CHAPTER 3: PREVENTION AND DETECTION OF INSIDER TRADING		15
A.	Overview	15
B.	Insider Trading Policy	15
C.	Rumors and Manipulative Trading Practices	18
CHAPTER 4: PERSONAL TRADING POLICIES AND PROCEDURES		19
A.	Reportable Accounts	19
B.	Personal Trade Reporting	19
C.	Personal Trade Preclearance	20
D.	Securities that Require Preclearance	21
E.	Securities Exempt from Preclearance	21
F.	Restricted Issuer List	21
G.	Black-Out Periods for Affiliated Public Companies	22
H.	Restrictions on Transactions of Restricted Directors	23
CHAPTER 5: SARBANES-OXLEY CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS OF THE BDC		24

INTRODUCTION

This Code is applicable to each Access Person (as defined below) of the Firm and is intended to govern the activities and conduct of Access Persons on behalf of the Firm, as well as certain personal activities and conduct of Supervised Persons. The Code does not attempt to serve as a comprehensive guide regarding the conduct of Supervised Persons but, rather, is intended to establish general rules of conduct and procedures applicable to all Access Persons.

Any questions regarding this Code, or other compliance issues, must be directed to the Chief Compliance Officer (“CCO”). The CCO is responsible for administering and implementing this Code. All Supervised Persons are required to be thoroughly familiar with the Firm’s standards and procedures as described in this Code.

To make it easier to review and understand the standards and procedures of this Code, commonly used terms are defined below:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Access Person” means any Supervised Person of the Firm who: (i) has access to non-public information regarding Funds’ (as defined below) investments, including the purchase or sale of Securities (as defined below); (ii) has access to non-public information regarding the portfolio holdings of any reportable Fund; (iii) is involved in making investment and Securities recommendations or investment advice to the Funds; (iv) has access to such recommendations that are non-public; or (v) is a director, officer or partner of the Firm. All Chicago Atlantic Supervised Persons, including all Chicago Atlantic Employees, are deemed Access Persons for the purposes of this Code. For the purposes of this code Restricted Directors are not included in the definition of Access Persons and are addressed specifically as defined below.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“BDC Senior Officers” means, collectively, the Principal Executive Officer, the Principal Financial Officer and the Treasurer of the BDC.

“Beneficial Ownership” in Securities (as defined below) means direct or indirect pecuniary interest in the Securities held or shared directly or indirectly through any contract, arrangement, understanding, relationship or otherwise.

“BDC” means Chicago Atlantic BDC, Inc. the business development company advised by Chicago Atlantic BDC Advisers, LLC.

“Chicago Atlantic Public Issuers” means the BDC and the REIT, as defined herein.

“Chief Compliance Officer” or “CCO” means Andrew Lovitt or such other person as he may designate from time to time, including, to the extent engaged, a regulatory consultant or regulatory filing agent.

“Client” means any investment advisory client of the Firm or its affiliates. Which includes, but is not limited to, any Fund, separately managed account, business development company or any other entity to which the Firm provides investment advisory services.

“Disqualifying Events” include:

• Certain criminal convictions;

• Certain court injunctions and restraining orders;

• Final orders of certain state and federal regulators;

• Certain SEC disciplinary orders;

• Certain SEC cease-and-desist orders;

• SEC stop orders and orders suspending the Regulation A exemption;

• Suspension or expulsion from membership in a self-regulatory organization (“SRO”), or from association with an SRO member; and

• U.S Postal Service false representation orders.

“Firm” means Chicago Atlantic Advisers, LLC, Chicago Atlantic BDC Advisers, LLC and each affiliated entity under common control, which are engaged in the business of providing investment advisory or management services.

“Fund” means any pooled investment vehicle (e.g., a private fund vehicle) or separately managed account to which the Firm provides investment advisory or management services.

“Holdings Report” means the report of an Access Person, submitted via ComplySci, comprised of all: (1) holdings in their Reportable Accounts, and (2) holdings of Securities issued in limited offerings and private placements, including interests in Private Funds (“Privately Offered Securities”).

Consistent with the Advisers Act and the 1940 Act, Holdings Reports must contain, at minimum: (i) the title, number of shares and principal amount of each Security in which the Access Person had any beneficial ownership; (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which Securities were held for the Access Person or their Immediate Family; and (iii) the date the report is submitted by the Access Person.

“Initial Public Offering” or “IPO” means an offering of Securities registered under the Securities Act (as defined below), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act (as defined below).

“Managing Partners” means, collectively David Kite and Peter Sack.

“Non-Discretionary Managed Account” means an account for which the Access Person has designated investment discretion entirely to a third party. In such an account, the Access Person cannot exercise any investment discretion in the purchase or sale of Securities.

“Political Action Committee” or “PAC” means an organization that raises money privately to influence elections or legislation. Contribution to a PAC may not be prohibited, but in all instances, Supervised Persons must obtain prior approval of such Political Contributions to PACs from the CCO. Any questions regarding whether a contribution to an organization requires pre-clearance under this policy should be directed to the CCO.

“Political Contribution” means a contribution to any candidate or official for federal, state, or local public office. Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money, or thing of value made for the purpose of supporting a candidate for or influencing an election to office. This includes, for example, repaying a candidate’s campaign debt incurred in connection with any such election or paying the transition or inaugural expenses of the successful candidate for any such election. “Political Contribution” also includes “in-kind” and monetary contributions to a candidate or official, as well as indirect contributions (e.g., contributions made at the behest of a Supervised Person through a family member or friend). This term includes contributions made to a Political Action Committee (as defined below).

“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitating the Political Contributions made by other parties.

“Privately Offered Security” means holdings of Securities issued in limited offerings and Private Placements, including interests in Private Funds and passive ownership interests in private entities.

“Private Placement” means an offering of Securities that is exempt from registration under the Securities Act, pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 or 506 of Regulation D.

“Reportable Accounts” means accounts capable of transacting in Securities that are beneficially owned or controlled by the Supervised Person and members of their household.

Reportable Accounts include: (i) any investment or trading account over which an Access Person exercises investment discretion; (ii) trusts for which an Access Person acts as trustee, executor, Fund custodian or discretionary manager; (iii) accounts for the benefit of the Access Person, or the Access Person’s spouse or minor child; (iv) accounts for the benefit of a relative living with the Access Person; and (v) accounts for the benefit of any person to whom the Access Person provides material financial support.

Please note that Reportable Accounts do not include those accounts in which only open-end mutual funds (e.g., 529s and certain 401k accounts) or cryptocurrencies can be traded and held. Given the nature of the Securities in such accounts, neither their disclosure nor pre-clearance for transactions and submission of reporting are required.

“Reportable Securities” means any interest or instrument commonly known as a “security”; however, does not include the following: U.S. federal government securities and direct obligations; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short- term debt instruments, including repurchase agreements; shares of money market funds; shares of registered open-end investment companies (i.e., mutual funds); interests in Section 529 plans; and units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Please note, Reportable Securities do include, among other securities, the following securities: bank debt, trade claims or other debt instruments for which a secondary market exists; forward or futures contracts, options or other derivatives (unless the price or value of the contract is determined exclusively by reference to a broad-based index or average or to Exempt securities); exchange-traded funds (“ETFs”) - open-end investment companies or unit investment trusts (UITs) listed on a stock exchange which track an index but trade similarly to stock; and closed-end mutual funds - mutual funds that do not continuously issue shares, but sell a fixed number of shares at a particular time.

“Restricted Director” means each director of the BDC who is not also a director, officer, partner, employee or controlling person of any one or more of the BDC’s investment adviser, Chicago Atlantic Advisers, LLC or the BDC’s administrator, custodian, transfer agent, or underwriter.

“REIT” means Chicago Atlantic Real Estate Finance, Inc., the real estate investment trust managed by the Firm.

“SEC” means the United States Securities and Exchange Commission.

“Security” or “Securities” mean any, or a combination of any, note, stock, ETF, mutual fund, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of or warrant or right to subscribe to or purchase any of the foregoing. Please note that with respect to digital assets, all Initial Coin Offerings (i.e., the first sale of a cryptocurrency to the public conducted for the purpose of raising funds) are deemed Securities.

“Principal Executive Officer” means Peter Sack.

“Principal Financial Officer” means Thomas Geoffroy.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Self-Regulatory Organization (SRO)” is any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), the Chicago Options Exchange (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and the New York Stock Exchange (“NYSE”) are self-regulatory organizations.

“Solicitation Activity” means coordinating, or soliciting any person or PAC to make, any (i) Political Contributions; or (ii) payments to a political party of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Firm or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm. All Supervised Persons of the Firm are considered Access Persons.

“Transaction Report” means an Access Person’s report of all voluntary transactions in Reportable Securities effected in their Reportable Accounts.

Consistent with the Advisers Act and the 1940 Act, Transaction Reports must contain, at minimum: (i) the date of the transaction, title, the ticker symbol, CUSIP, interest rate and maturity date, number of shares, and the principal amount of each Security (as applicable); (ii) the nature of the transaction (i.e., purchase, sale or any other type); (iii) the price of the Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the date the Access Person submits the Transaction Report.

Other capitalized terms used herein may be defined elsewhere in the Code or have the meaning given such term under applicable law.

CHAPTER 1: GENERAL

A. Statement of General Principles

Pursuant to Section 206 of the Advisers Act and Rule 17j-1 of the 1940 Act, this Code is predicated on the principle that the Firm owes a fiduciary duty to any entity to which the Firm provides investment advisory or management services, its Clients. The interests of the Clients must always be recognized, respected and take precedence over the personal interest of Access Persons. In any decision relating to personal investments or other matters, Access Persons must assiduously avoid serving their own personal interests ahead of any Client’s interests, taking inappropriate advantage of their position with the Firm, or taking inappropriate advantage on the Firm’s behalf.

Pursuant to Rule 17j-1 of the 1940 Act it is unlawful for any Access Person to:

• employ any device, scheme or artifice to defraud the Clients;

• make any untrue statement of a material fact to the Clients or fail to state a material fact necessary in order to make the statements made to the Clients, in light of the circumstances under which they were made, not misleading;

• engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Clients; or

• engage in any manipulative practice with respect to the Client, in connection with the purchase or sale (directly or indirectly) by such Supervised Person of a security "held or to be acquired" by the Clients.

It is critical that Access Persons avoid any situation that might present, or appear to present, any actual or potential conflict of interest with the interests of the Clients, or compromise or appear to compromise, Access Persons’ ability to exercise fully their independent best judgment for the benefit of the Clients. Accordingly, all Reportable Account activity, and Supervised Persons’ activities generally, must comply fully with both the letter and spirit of this Code and the principles described herein. Moreover, Access Persons are required to comply with all applicable securities laws, rules, and regulations and must report promptly any violations of securities laws, rules or regulations of this Code to the CCO.

Pursuant to Section 48(a) of the 1940 Act, as made applicable to business development companies by Section 65 of the 1940 Act, it is unlawful for any person, directly or indirectly, to cause to be done, any act or thing through or by means of any other person which it would be unlawful for such person to do under the provisions of the 1940 Act or any rule, regulation, or order thereunder.

Furthermore, pursuant to Section 48(b) of the 1940 Act, it is unlawful for any person without just cause to hinder, delay, or obstruct the making, filing, or keeping of any information, document, report, record, or account required to be made, filed, or kept under any provision of the 1940 Act or any rule, regulation, or order thereunder. All Access Persons and Restricted Directors are strictly prohibited from utilizing other persons or structures to cause such violations.

Disciplinary actions for failure to comply with the Code may include, among other actions, cancellation of personal trading transactions, disgorgement of profits from such transactions, suspension of personal trading privileges, suspension of employment, or termination of employment. The CCO will determine, in consultation with the Managing Partners of the Firm, what disciplinary and remedial action is warranted, taking into consideration the relevant facts and circumstances, including the severity of the violation, possible harm to the Funds and their investors, and whether the Access Person has previously engaged in any improper conduct. Ultimately, however, the decision whether to impose disciplinary action or remedial measures and sanctions, and the nature of such disciplinary actions or remedial measures and sanctions, rests with the CCO.

B. Initial and Ongoing Acknowledgment

The Code is an integral part of the Firm’s compliance program. The Code may be revised, amended, restated, supplemented or otherwise modified from time to time.

Each Supervised Person promptly upon hire is required to sign an initial acknowledgement as part of their onboarding in ComplySci, acknowledging that they have received a copy of the Code and certifying that they have read and understand the Code and agree to abide by its provisions. Thereafter, each Supervised Person reaffirms quarterly (or as otherwise needed to acknowledge updates to the Code), among other things, that they continue to abide by the Code’s provisions and that he or she has reported all Reportable Securities transactions.

C. Training

On at least an annual basis the CCO will arrange training covering certain topics in this Code. Further, new Supervised Persons will receive training. Such training will discuss certain topics in the Code and Manual but is not meant to be a replacement for reading the Code and Manual.

D. Access Persons not under the Supervision of the Firm

In certain instances, individuals who have only a tangential association with the Firm may become Access Persons. For example, Restricted Directors are considered Access Persons of the BDC in a limited fashion and are subject to separate reporting requirements.

Certain service providers of the BDC may, at times, be considered Access Persons. In such instances, rather than subjecting such individual to this Code’s reporting requirements the CCO can decide to accept assurance that such individual is subject to a Code of Ethics or substantially similar document governing such individuals conduct. The Firm anticipates that this has the potential to occur only with respect to a third-party administrator, underwriter or other similar service provider of the BDC. In such instance the CCO will receive an acknowledgement that the individual is subject to a Code of Ethics or the agreement with such service provider will evidence such an undertaking.

E. Confidential and Proprietary Information of the Firm

Any information that an Access Person obtains regarding advice furnished by the Firm to Clients or investors; non-public data furnished to the Firm by any Client or investor or any other person; or the analyses and other proprietary data or information of the Firm (e.g., the Firm’s investments, the amount of assets under management, performance information and information with respect to existing and potential Funds and investors) is strictly confidential.

Except to the extent necessary for the performance of an Access Person’s duties, an Access Person may not disclose to any person not employed by the Firm any confidential information of, or relating to, the Firm or any Clients or investors, potential Clients or investors, Managing Partners, managers, members, directors, principals, officers, Supervised Persons, agents or consultants of the Firm obtained or observed by an Access Person during their employment or thereafter. This includes, without limitation, any information related to the strategy, investment process, investments, performance or work product of the Firm.

F. Reporting Violations of the Code of Ethics

All Access Persons must promptly report any violations of the Code to the CCO. Any violations reported to, or independently discovered by, the CCO shall be promptly reviewed and investigated.

All reported Code violations will be treated as being made on an anonymous basis. Any retaliation for reporting a violation of the Code will constitute a further violation of the Code, as well as a possible violation of the anti-retaliation provisions of the SEC’s Whistleblower Rule, Section 21F of the Securities Exchange Act.

G. Review

The CCO and the BDC Board shall review this Code of Ethics on at least an annual basis.

H. Whistleblower Policy

Pursuant to the Whistleblower Rule, as detailed in Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Firm’s Access Persons have the opportunity to report any concerns or suspicions of improper activity at the Firm by a fellow Access Person or other party confidentially and without retaliation. The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity. The Firm recognizes the importance of keeping the identity of the reporting person from being widely known. Access Persons must be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially, and without retaliation.

1. Responsibility of the Whistleblower

Access Persons must act in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a breach of compliance policies and procedures. A malicious allegation made by an Access Person known to be false is considered a serious offense and will be subject to disciplinary action which may include termination of such individual’s employment.

2. Handling of the Reported Improper Activity

An Access Person of the Firm should promptly report suspected improper activity to the CCO to enable the matter to be investigated. If the suspected improper activity involves the CCO, the Access Person should promptly report such activity to the Managing Partners.

3. No Retaliation Policy

It is the Firm’s policy that no Access Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An Access Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of such Access Person’s employment. An Access Person who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to promptly report such action to the CCO.

CHAPTER 2: SUPERVISED PERSONS’ CONDUCT

A. Conflicts of Interest

All Supervised Persons who identify a situation or circumstance that may give rise to a conflict of interest should promptly report it to the CCO. It is the policy of the Firm that all Supervised Persons conduct the business affairs of the Firm in accordance with the highest principles of business ethics and to endeavor that all conflicts of interest, actual or potential, that arise from their conduct be resolved in favor of the Clients, mitigated and/or disclosed, as applicable. To this end, the Code imposes obligations on Supervised Persons regarding the following types of conduct.

B. Outside Business Activities

Business activities other than employment at the Firm may present conflicts of interest. Such instances may include, but are not limited to: (i) serving as an officer, director, trustee or partner of any business organization; (ii) participating as a member of a limited liability company or a limited partner of a limited partnership1; or (iii) serving as a supervised person or consultant, a teacher or lecturer, a publisher of articles or a radio or television guest. Accordingly, each Supervised Person must disclose upon hire all outside business activities to the CCO, and prior to engaging in any new outside business activity, must seek approval from the CCO by submitting an approval in ComplySci.

The CCO will determine whether to approve an outside activity based on a consideration of the nature of the outside activity, the number of hours involved, the amount of compensation, and any other factors that they may find relevant.2

Unless prior approval is granted by the CCO, the Firm generally does not permit Supervised Persons to serve as officers, partners or employees of another company or business or as members of the board of directors or trustees of any business organization, other than a civic or charitable organization.3 These types of positions present conflicts of interest and a determination of a Supervised Person’s eligibility to serve in such a position necessarily involves an assessment of whether such service would be consistent with the interests of the Firm or compromise the Supervised Person’s fiduciary duty to the Clients.

Under no circumstances may a Supervised Person represent or suggest that their association with any outside business activity in any way reflects the approval by the Firm of that organization, such organization’s securities, its manner of doing business or any person connected with such organization or its activities.

C. Gifts and Entertainment

In light of the nature of the Firm’s business, its fiduciary obligations to the Clients, as well as the regulatory environment in which the Firm conducts its business, the Firm has adopted this Gifts and Entertainment policy to impose limits on, and monitor the nature and quantity of, “business-related” gifts, gratuities and entertainment. “Business-related” gifts, gratuities and entertainment are those that the Firm’s Supervised Persons give to, or receive from, a person or firm that: (i) conducts business with or provides services to the Firm; (ii) may do business or is being solicited to do business with the Firm; or (iii) is associated with an organization that conducts or seeks to conduct business with the Firm. In addition, Supervised Persons may not be compensated, directly or indirectly, except by the Firm or when otherwise

1 This disclosure requirement excludes participation in any entity that exists solely for the purpose of wealth transfer

2 The CCO must submit all pre-approval requests required by this Code on their own behalf to a Managing Partner.

3 Serving as an officer or on the board of directors for a Client’s underlying portfolio company will not be deemed as an outside business activity.

approved by the Firm (including approval by the CCO or others, as provided elsewhere in this Code).

This policy is not intended to prevent Supervised Persons from giving or receiving gifts, gratuities, or entertainment, provided that such gifts and entertainment are not extravagant, costly, lavish, or excessive. The policy is intended to ensure that the practice of giving and accepting gifts, gratuities, or entertainment is not abused and does not compromise the integrity, objectivity, or fiduciary responsibilities of the Firm or its Supervised Persons, create an appearance of impropriety or raise potential conflicts of interest. For the purposes of this policy, value is the higher of cost or fair market value. Gifts and entertainment among Supervised Persons are not subject to the guidelines set forth below.

If there is any question as to the scope or application of this policy, Supervised Persons should consult with the CCO.

1. Required Gift and Entertainment Approvals

a. Offering and Accepting Gifts

A “gift” refers to any object or thing of value provided for the recipient’s personal use or enjoyment. If, for example, the giver of tickets for an event does not intend in advance to be present at such event, then the tickets will be deemed a gift. Each Supervised Person may offer or accept business-related gifts of up to $250 in value per individual Gift to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior approval of the CCO. For individual gifts that exceed this threshold, Supervised Persons must submit a preapproval request, via ComplySci, to the CCO upon receipt of or prior to offering such gift. Supervised Persons should also seek preapproval if there are multiple gifts to or from the same third party within a calendar year exceeding $500.

b. Offering and Accepting Entertainment

“Entertainment” refers to meals, sporting events or other entertainment events where the giver intends to participate in or attend the event with the recipient (e.g., accompanying the recipient of baseball tickets to the game). If the giver intends to participate in the event, then such an event will be deemed entertainment. Each Supervised Person may offer or accept business-related entertainment of up to$1,000 per person in value to or from any third party with whom the Firm conducts business, or could reasonably expect to conduct business, without the prior approval of the CCO, provided that the Supervised Person and the business associate both attend and that such entertainment is not so frequent, costly, lavish, or excessive as to raise questions of impropriety. For entertainment that exceeds this threshold, Supervised Persons must submit a preapproval request in ComplySci to the CCO upon receipt of or prior to offering such entertainment. Each Supervised Person is expected to use professional judgment in entertaining and being entertained by a business associate. If there is any question as to whether a specific entertainment event can be accepted or given, the CCO should be consulted.

Please note that meals in the ordinary course of business do not need to be pre-approved by the CCO as long as such meals are not extravagant or lavish.

Supervised Persons may attend seminars sponsored or paid for by any third party with whom the Firm conducts business, or could reasonably be expected to conduct business, provided that attendance at the seminar is not so costly or the event so lavish as to raise conflict of interest issues. If there is any question as to whether such an event may raise conflict of interest issues, the CCO should be consulted.

2. Prohibited Conduct

No gift or entertainment should ever be accepted with the expectation of any quid pro quo from the Firm or any Supervised Person. Supervised Persons are prohibited from giving or accepting any gift of cash, prepaid gift cards, cash‑equivalent items, or any personal‑benefit discounts that are not available to the public. Any such items offered must be promptly and tactfully refused.

a. Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act (“FCPA”) prohibits, under threat of imprisonment, any officer, agent or Supervised Person of the Firm from directly or indirectly paying or giving, offering or promising to pay, giving or authorizing or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small or seemingly insignificant (i) to any foreign official or other person specified below, for the purpose of obtaining business, favorable treatment or other commercial benefits, whether by (a) influencing any act or decision of the Covered Person in their official capacity, (b) inducing the Covered Person to do or not do any act in violation of their lawful duty; or (c) inducing the Covered Person to use their influence to that end with a foreign government or instrumentality; or (ii) with any other agent, intermediary (including, for example, a Covered Person’s friend, relative, business or law firm) or other person while knowing that all or a portion thereof will directly or indirectly be forwarded to a Covered Person for such purpose. (Note: Not actually “knowing” or willfully avoiding or disregarding all facts, hints or clues is not a defense to liability under the FCPA.)

A “Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise). The term also includes any foreign political party, party official or candidate for political office. Foreign, for this purpose, means outside of the United States.

Exemptions to the broad prohibitions set forth above are very precise and must be discussed with the CCO before they can be invoked. No Supervised Person is to discuss or consider any activity outlined above without the prior approval of the CCO.

Any activity that would potentially violate the FCPA (including giving or receiving any gifts or entertainment to or from Covered Persons) must be presented to the CCO to conduct an analysis and to receive final approval.

b. UK Bribery Act

The United Kingdom’s Bribery Act 2010 (the “UK Bribery Act”) has four primary offenses:

1. the offense of offering, promising or giving a financial or other advantage;

2. the offense of requesting, agreeing to receive or accepting a financial or other advantage;

3. the offense of bribery of a foreign public official, which has a similar meaning to a government official (as such term is defined under the UK Bribery Act); and

4. the failure by a commercial organization to prevent a bribe being paid by a person performing services for or on behalf of the organization to obtain or retain business or an advantage in the conduct of business for the organization. However, there is a defense to this offense if the organization has adequate procedures in place designed to prevent bribery.

The geographic scope of the UK Bribery Act is broad and the fourth offense (i.e., the failure of a commercial organization to prevent bribery) has the potential to be applied to the Firm. An entity that is found to have violated this latter offense could be subject to an unlimited fine.

Unlike the FCPA, the UK Bribery Act also applies to bribery in the private sector and creates liability for commercial organizations when a person who performs services for or on behalf of the organization bribes another person with the intention of obtaining or retaining business or an advantage in the conduct of business for the organization. Accordingly, Supervised Persons are required, with support from the CCO, as necessary, to subject all persons who perform services for or on behalf of the Firm to adequate due diligence and to inform them of the Firm’s zero-tolerance approach to bribery and corruption.

For the avoidance of doubt, it is not acceptable for Supervised Persons (or anyone else who performs services for or on behalf of the Firm) to:

• Give, promise to give, or offer, a payment, gift or hospitality with the expectation or hope that this will influence the decision-making of the recipient or that a business advantage will be received or to reward a business advantage already given;

• Give, promise to give, or offer, a payment, gift or hospitality to a government official, agent or representative to “facilitate” or expedite a routine procedure; or

• Accept payment or any other advantage from a third party where it is known or suspected that the advantage is offered with the expectation that the Firm's decision-making will be influenced in any way and that it will obtain a business advantage for the offeror.

D. Political Contributions

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) addresses practices commonly known as “pay-to-play”, where an investment adviser or its Supervised Persons directly or indirectly make contributions or other payments to certain U.S. public officials with the intent of generating investment advisory business. Violations of the Pay-to-Play Rule can have serious implications on the Firm’s ability to manage such capital. Specifically, the Firm can be precluded from managing money for a U.S. state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two years.

The Political Contributions Policy is designed to ensure that Political Contributions by Supervised Persons do not violate the Pay-to-Play Rule in addition to other state or local laws, which generally limit the amount of Political Contributions that advisers and their Supervised Persons may make to state and local government officials, candidates and political parties. Per the Pay-to-Play Rule, a Supervised Person may contribute up to $150 to a candidate for whom they are not eligible to vote and

$350 for whom they are eligible to vote per election cycle.

The Political Contributions Policy places certain restrictions and obligations on Supervised Persons in connection with their Political Contributions and Solicitation Activities. The policy prohibits any direct or indirect Political Contributions to any officials or candidates in the United States that are intended to or may appear to influence the investment decisions (e.g., the awarding of investment management contracts) of those entities affiliated, directly or indirectly, with those officials. The policy also governs all Political Contributions made in the Firm’s name or on the Firm’s behalf.

1. Disclosure and Preclearance

Supervised Persons are required to disclose Political Contributions made by themselves and any family member living in the same household or to whom the Supervised Person provides material financial support, within the past two years at the time of hire and annually thereafter in a questionnaire distributed to the Supervised Person by the Firm.

Generally, the Firm will not approve Political Contributions at the state or local level. Supervised

Persons and any family member living in the same household or to whom the Supervised Person provides material financial support must obtain prior approval from the CCO before making any Political Contribution to or participating in any political Solicitation Activity on behalf of any political candidate, official, party or organization. A Supervised Person may request approval from the CCO by completing and submitting a preapproval request in ComplySci. The CCO will keep a copy of any such approvals and a summary of the rationale for such approvals in Firm records.

2. Corporate Contributions

Supervised Persons may not use personal or corporate funds to make Political Contributions on behalf of or in the name of the Firm. Further, the Firm will not reimburse Political Contributions made by Supervised Persons. All requests for Political Contributions to be made on behalf of or in the name of the Firm should be directed to the CCO.

3. Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made through, in the name of, or to a fund controlled by a federal, state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity should be directed to the CCO.

4. International Contributions

Political Contributions by the Firm or Supervised Persons to politically connected individuals or entities, anywhere in the world, with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

CHAPTER 3: PREVENTION AND DETECTION OF INSIDER TRADING

A. Overview

The Firm’s business may require Access Persons to deal with confidential information. Although unlikely given the Firm’s investment strategy, such information could be deemed material non-public information. As such, the Firm recognizes the need to maintain policies and procedures to detect and prevent the misuse of material non-public information. Further, all directors, officers and any Access Persons of the BDC, its investment adviser or its advisory affiliates who have regular access to MNPI are considered “insiders” of the BDC.

The proper handling of material non-public information is critical to the Firm’s integrity. The Firm’s reputation is a vital asset and even the appearance of the misuse of material non-public information should be avoided. The misuse of non-public information may violate federal and state securities laws and other legal and regulatory requirements. Violations may be damaging to both the reputation and financial position of the Firm and its Access Persons.

The Firm forbids all Access Persons from trading for the Firm, the Clients, oneself or for others, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently called “insider trading.” The Firm’s policy extends to activities within and outside one’s relationship with the Firm. Individuals who cease to work for the Firm must continue to maintain the confidentiality of inside and proprietary information learned during their employment.

Although “insider trading” is not defined in securities laws, it generally describes trading either personally or on behalf of others based on material non-public information or communicating material non-public information to others in violation of the law. All Access Persons and officers and directors of the BDC are subject to the prohibitions of this policy.

In the past, securities laws have been interpreted to prohibit, among other things, the following activities:

• Trading by an insider while in possession of material non-public information;

• Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty (including a duty of a lawyer, banker, accountant, or other confidential adviser to the issuer or company) to keep it confidential; or,

• Communicating material non-public information to others in breach of a fiduciary duty.

B. Insider Trading Policy

1. Whom does the Policy Cover?

This policy covers all of the Firm’s Access Persons, as well as any transactions in any Securities participated in by any family member living in the same household as the Access Person or to whom the Access Person provides material financial support. In addition, the policy applies to transactions engaged in by a private company in which the Access Person is an officer, director or 10% or greater stockholder, and a partnership in which the Access Person is a partner unless the Access Person has no direct or indirect control over the company or partnership. If any Access Person has questions about whom this policy covers, such Access Person should consult the CCO.

2. What is Material Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making their investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s Securities. No simple test exists to determine whether the information is material; assessments of materiality involve highly fact-specific inquiries.

Material information often relates to an issuer or a company’s financial results and operations, including, for example, changes to dividend policies, earnings, results, changes in previously released earnings estimates, significant merger or acquisition proposals, agreements, major litigation, liquidity problems, extraordinary management changes, public or private offerings, changes of debt ratings, the development of new products, services or contracts, curtailment of any portion of business operations, as well as information obtained from an issuer or company in advance of a private offering for which the Firm has entered into a confidentiality agreement.

Material information also may relate to the market activity of an issuer or company’s Securities. For instance, information about a significant order to purchase or sell Securities may, in some cases, be deemed to be material. Pre-publication information regarding reports to be published in the financial press also may be material. Similarly, advance notice of an investment bank’s intent to upgrade, downgrade, or make other commentary regarding an issuer or company would be considered material.

Access Persons should direct any questions regarding the materiality of information to the

CCO.

3. What is Non-Public Information?

Generally, for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-Public” information is information that has not been made available to the investing public.

Once non-public information has been effectively distributed to the investing public, it is no longer classified as non-public. However, for the classification to change, the distribution of non-public information must occur through commonly recognized channels of distribution designed to reach the securities marketplace. Such instances include; disclosure in a national business and financial wire service (e.g., the Dow Jones or Reuters); a national news service (e.g., AP or UPI); a national newspaper (e.g., The Wall Street Journal or the New York Times); and a publicly disseminated disclosure document (e.g., a proxy statement or prospectus). The circulation of rumors does not meet the requisite public disclosure, even if the rumors are accurate, widespread, and reported in the media. In addition, the information must not only be publicly disclosed but there must be adequate time for the public to receive and process the information.

Access Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material non-public information. Whether the “tip” made to the Access Person makes them a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Access Persons may also become insiders or tippees if they obtain material non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Access Persons should consult the CCO if they have any questions as to whether material information is non-public.

4. Penalties for Trading on Insider Information

Trading Securities while in possession of material non-public information, or improperly communicating that information to others, may expose the Access Person to stringent penalties. Criminal sanctions may include a fine or imprisonment. The SEC can recover the profits gained or losses avoided through improper trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring an Access Person from the securities industry. An Access Person may be sued by investors seeking to recover damages for insider trading violations. The Firm may face regulatory or civil liability based on the Access Person’s actions. Finally, the Firm may impose sanctions on the Access Person, up to and including termination.

5. Identifying and Reporting Material Non-Public Information

The Firm has established the following procedures to help each Access Person avoid insider trading and to aid the Firm in preventing, detecting, and imposing sanctions against insider trading. Each Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. From this point, the Access Person, the CCO and certain of the Firm’s Access Persons will conduct research to determine if the information is likely to be considered important to investors in making investment decisions and whether the information has been publicly disseminated.

It is the responsibility of each Access Person to notify the CCO immediately if they have come into possession of material non-public information. If an Access Person has questions whether they are in possession of material non-public information, the Access Person should consult with the CCO.

Given the severe penalties imposed on individuals and firms engaging in insider trading, a Access Person:

• Shall not trade or engage in any investment activity relating to the Securities of any company in which he or she is deemed an insider who may possess material non-public information about the company;

• May be required to submit personal Security trading reports in accordance with the Firm’s personal trading policy; and

• Shall not discuss any potentially material non-public information with colleagues, except as specifically required by their position.

All Access Persons, whether investment professionals or non-investment professionals, will be regarded as having access to any non-public information about a public company that has been received by any other Access Person. Access Persons should direct any questions regarding these procedures to the CCO.

6. Contact with Public Companies

The Firm may come into contact with public companies and in the course of such contact, an Access Person may become aware of material non-public information. This could happen, for example, if a public company, with which the Firm has contact, prematurely discloses quarterly results. If this information is then communicated to the Firm prior to it becoming public information, the Firm must make a judgment as to its further conduct. For an Access Person to protect themselves, the Firm, and the Clients, the Access Person must contact the CCO immediately if they believe that they may have received material non-public information in any form.

Further, to the extent any of the investors in the Clients are directors, officers or employees of a public company, the Access Persons in contact with such investors should avoid receiving any MNPI concerning such companies and if they do receive MNPI regarding such companies should report such receipt to the CCO and follow the procedures contained herein.

7. Restricting Access to Material Non-Public Information

Access Persons in possession of material non-public information, however obtained, may not communicate such information to anyone, including persons within the Firm, except to the CCO or in the ordinary course of business of the Firm to Access Persons, legal counsel, consultants, financing sources, accountants, other advisors, or others engaged in the Firm’s business. The Firm has this policy in place to help avoid conflicts and appearances of impropriety and the unlawful use of material non-public information. In addition, care should be taken that all material non-public information is secure.

The CCO will confirm that any of the Client Service providers who have regular access to MNPI have policies and procedures to prevent insider trading or are otherwise bound by legal duty not to disclose or misuse MNPI.

C. Rumors and Manipulative Trading Practices

Access Persons are prohibited from circulating false rumors and rumors of a sensational character that reasonably may be expected to affect market conditions for one or more Securities, sectors or markets or improperly influencing any person or entity. Intentionally creating, passing or using rumors may violate the antifraud provisions of federal securities laws. Such conduct is contradictory to the Firm’s expectations regarding appropriate behavior of its Access Persons.

Access Persons are prohibited from engaging in actual or apparent trading in a Security for the purpose of: (a) inducing the purchase or sale of such Security by others; or (b) causing the price of a Security to move up or down. The Securities Exchange Act of 1934, as amended, does not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a Security.

Access Persons should consult with the CCO if they have any questions regarding the appropriateness of any communications.

CHAPTER 4: PERSONAL TRADING POLICIES AND PROCEDURES

Rule 204A-1 under the Advisers Act requires the Firm’s Code to impose certain restrictions on the personal securities trading of Access Persons and any immediate family member living in the same household or to whom the Supervised Person provides material financial support. Such restrictions include obtaining pre-approval for certain trades or private transactions and reporting certain trading activities and Securities holdings.

Pursuant to the Rule, the following Personal Trading Policy is designed to prevent potential legal, business, or ethical conflicts and to minimize the risk of unlawful trading in any Personal Trading Account and guard against the misuse of confidential information. All personal trading and other activities of Access Persons and any family member living in the same household or to whom the Access Person provides material financial support, must avoid any conflict or perceived conflict with the interests of the Firm, the Clients, and the investors in the Clients. The following Personal Trading Policy is also designed to comply with Rule 17j-1 under the 1940 Act. Therefore, the Firm’s Code also imposes certain restrictions on Restricted Directors. For the avoidance of doubt, Restricted Directors are only subject to the restrictions set forth below in Section G. Restrictions on Transactions of Restricted Directors.

Supervised Persons are expected to devote their time during the business day to the business of the Firm. The Firm discourages and monitors for excessive personal trading that would distract Supervised Persons from their daily work responsibilities.

A. Reportable Accounts

Access Persons are required to report all their Reportable Accounts to the CCO upon hire, and on an ongoing basis thereafter, in ComplySci. Additionally, Access Persons are required to report new Reportable Accounts via ComplySci at, or before, the time they are opened. Upon closing a Reportable Account, Access Persons are required to report to the CCO accordingly via ComplySci. Such disclosure of Reportable Accounts must include, at minimum: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; (iii) the date the account was disclosed by the access person; (iv) provision of duplicate confirmations and statements to the CCO. All these requirements can be satisfied by disclosing Reportable accounts in ComplySci and assisting the CCO in establishing a broker feed of such accounts. In any instance where a broker feed is unavailable an Access Person is required to furnish duplicate statements to the CCO or upload such statements in ComplySci.

1. Non-Discretionary Managed Accounts

Non-Discretionary Managed Accounts, once exempted, are not subject to the following reporting and preclearance requirements of this Code. To exempt a Non-Discretionary Managed Account, an Access Person must submit to the CCO a letter from the adviser to, or manager of, the account, describing the authorities held on the account. The CCO will notify Access Persons in writing of their disposition

B. Personal Trade Reporting

In order to provide the Firm with information to enable it to determine with reasonable assurance any indications or the appearance of a conflict of interest with the investment activity of the Clients, each Access Person must submit the following reports to the CCO. 4

4 The CCO must submit any pre-approval requests on their own behalf to a designee.

Access Persons should note that their required reporting (and the required particulars thereof) may be satisfied by the provision of brokerage statements for Reportable Accounts and/or by arranging for brokers to feed transaction and holding data for Reportable Accounts into ComplySci.

1. Holdings Reports (Initial and Annual)

Access Persons are required to submit, via ComplySci, periodic Holdings Reports. The first such report, an initial Holdings Report, is due within ten (10) calendar days of a Access Person’s hire and must be current as of no more than forty-five (45) days prior to the date that the person becomes an Access Person of the Firm. Thereafter, within forty-five (45) calendar days of each fiscal year end, or at such earlier time as the CCO may determine, Supervised Persons are required to submit an annual Holdings Report. Reporting shall be satisfied via ComplySci.

2. Transaction Reports (Quarterly)

Access Persons are also required to submit, via ComplySci, quarterly Transaction Reports. Quarterly Transaction Reports are due within thirty (30) calendar days of each fiscal quarter end, or at such earlier time as the CCO may determine. Such reporting shall be satisfied through ComplySci, in the event that an account does not feed into ComplySci an Access Person must provide duplicate confirmations and statements to the CCO.

3. Review and Remediation

Each quarter, or more frequently as may be prudent, the CCO reviews the reports of all Access Persons. The CCO will closely monitor the investment activity of Access Persons to detect any abuses. The Firm takes the potential for conflicts of interest caused by personal trading very seriously. The Firm reserves the right to disallow purchases or sales of a Security by a Access Person for any reason it deems appropriate. The Firm reserves the right to impose various sanctions on Access Persons that violate the Code’s Personal Trading Policies and Procedures. Such remedial action may include restrictions on future personal trading by the Access Person, monetary fines, disgorgement of profits, reprimand or termination.

Further, the CCO will report to the BDC Board, on at least a quarterly basis, any transaction that appears to evidence a material violation of this Code of Ethics or a material violation of this Code’s reporting requirements.

C. Personal Trade Preclearance

Access Persons must receive prior approval, or preclearance, via ComplySci, for certain transactions in securities in their Reportable Accounts. When submitting approval requests, Access Persons are required to certify that they do not possess material non-public information concerning and have not identified any conflict of interest related to, the requested transaction.

Preclearance for transactions is valid for three (3) business days following approval. If an approved transaction is not executed within this timeframe, a new preclearance request must be submitted to the CCO prior to executing or continuing the transaction.

All notifications of approval or denial of preclearance are confidential and Access Persons are prohibited from disclosing such approvals or denials to other Supervised Persons.

D. Securities that Require Preclearance

Access Persons must obtain pre-clearance from the CCO before completing a transaction involving any interest in:

1. Any Security of a company in the commercial lending or cannabis industries;

2. Any Security of a company in a Fund’s portfolio;

3. Privately Offered Securities

4. Initial Public Offering, or IPO; and

5. Any investment in the Chicago Atlantic Public Issuers, the BDC and the REIT, which are subject to black-out periods in which trading in accordance with subsection G, below.

E. Securities Exempt from Preclearance

The preclearance requirements of the Code do not apply to:

1. Purchases or sales in any Non-Discretionary Managed Account;

2. Purchases that are part of any broker-assisted dividend reinvestment plan;

3. Direct investment program(s);

4. Purchases effected upon the exercise of rights issued by an issuer or company pro-rata to all holders of a class of Securities to the extent such rights were acquired from such issuer or company or the sale of such rights;

5. Purchases or sales of mutual funds and ETFs; or

6. Any other Security not noted in Section D above.

For the avoidance of doubt, no Access Person may trade in any Security as long as they are in possession of MNPI. The preclearance requirements discussed herein do not work to absolve an individual or entity of liability for trading on the basis of MNPI.

F. Restricted Issuer List

The Firm’s Restricted Issuer List consists of: (i) issuers or companies with respect to which the CCO has been made aware that an Access Person has received, expects to receive or may be in a position to receive material non-public information; (ii) issuers or companies on whose board of directors or similar body an Access Person serves (notwithstanding an “open window” period, during which such issuers or companies are not restricted); (iii) private entities with which the Firm has entered into a confidentiality agreement when information under such agreement may include material non-public information of a public issuer or company; (iv) companies for which any Access Person has received material non-public information when evaluating hedging strategies or private positions; and (v) other companies that the Firm, Access Persons or the Clients should not be trading or in which such investments should not be made for various reasons, as may be determined from time to time by the CCO or management of the Firm.

Any time an Access Person receives material non-public information about a company that has issued publicly traded Securities, the Access Person is obligated to notify the CCO so that subject company(ies) will be added to the Firm’s Restricted List. Access Persons are responsible for contacting the CCO any time that they receive or intend to receive any non-public information about a company with publicly traded Securities. They are also responsible for notifying the CCO of any other circumstances in which a company should be added to the Restricted List. The CCO is responsible for maintaining the Firm’s Restricted List.

1. Overview

Absent an exception granted by the CCO, Access Persons and any immediate family member living in the same household or to whom the Access Person provides material financial support, are prohibited from trading or otherwise investing in the Securities of issuers or companies that are on the Firm’s Restricted List in Access Persons’ Personal Trading Accounts or on behalf of a Fund’s account until such Security is removed from the Restricted List.

The CCO makes the Restricted List is available to all Access Persons. Access Persons are required to consult the Restricted List as needed to comply with this policy.

The Restricted List is confidential and may not be disclosed to anyone outside the Firm as it may contain, or may itself be, material non-public information. It is therefore vital that Access Persons do not disclose the contents of the Restricted List to anyone outside of the Firm or to Supervised Persons who do not have a legitimate need to know, without the prior consent of the CCO.

2. Contents

The CCO maintains the following on the Restricted List: the date an issuer was added, the date an issuer was removed; the name of the issuer; and the exchange ticker symbol or CUSIP of the issuer’s common equity, or other publicly listed issue.

3. Review

The CCO periodically reviews the Restricted List to determine whether any Access Persons remain in possession of non-public information. Specifically, the CCO, during their review, will update the Restricted List to add or remove issuers depending on the possession of material nonpublic information or in other circumstances, as the CCO deems appropriate.

If an issuer or company is on the Restricted list because the Firm has entered into a confidentiality agreement with respect to such issuer or company, the issuer or company may be removed from the Restricted List upon (i) the expiration or termination of the confidentiality agreement; (ii) the announcement of the transaction with respect to which the confidentiality agreement was signed; or (iii) the company’s determination not to pursue the transaction with respect to which the confidentiality agreement was signed, provided that the CCO reasonably concludes that, at such time, the Firm is not in possession of material non-public information regarding the issuer or company. The CCO documents the reasons an issuer or company has been removed from the Restricted List.

The CCO may consider the opinion of the Firm’s investment professionals or outside legal counsel or compliance consultants in deciding whether an issuer or company should be added or removed from the Restricted List.

G. Black-Out Periods for Affiliated Public Companies

Consistent with the Firms Compliance Manual, all Access Persons are restricted from purchasing shares of the Chicago Atlantic Public Issuers, the BDC (Nasdaq: LIEN) or REIT (Nasdaq: REFI) from within fifteen (15) calendar days of scheduled public release of their financial results or 10-Q/10-K filing until two (2) business days thereafter.

From time to time, the CCO may institute additional black-out periods for trading in affiliated entity shares.

For the avoidance of doubt, consistent with prior sections, all trades in Firm affiliated investment companies must be precleared and any Access Person or Restricted Director transacting in such securities must affirm that they are not in possession of, and must factually not be in possession of, MNPI regarding such securities.

Further, the prohibition on trading on the basis of MNPI survives any association with the Firm, any of its affiliates or service providers.

The CCO will report any violations of the policies regarding trading BDC stock to the BDC Board.

H. Restrictions on Transactions of Restricted Directors

The Firm and the BDC recognize that a Restricted Director does not have ongoing, day-to-day involvement with the operations of the BDC. In addition, it has been the practice of the BDC to give information about securities purchased or sold by the BDC or considered for purchase or sale by the BDC to Restricted Directors in materials circulated more than fifteen (15) days after such securities are purchased or sold by the BDC or are considered for purchase or sale by the BDC, except in circumstances requiring the approval of such Restricted Directors under the co-investment order received by the BDC from the SEC. Accordingly, the Firm and the BDC believe that less stringent controls are appropriate for Restricted Directors. Such controls are as follows:

a. The securities pre-clearance requirements regarding Access Persons detailed above shall only apply to a Restricted Director if they knew or, in the ordinary course of fulfilling their official duties as a director, should have known, that during the 15-day period before the transaction in a Security (other than an Exempt Security) or at the time of the transaction that the Security purchased or sold by them other than an Exempt Security was also purchased or sold by the BDC or considered for the purchase or sale by the BDC.

b. If the pre-clearance provisions of the preceding paragraph apply, no clearance will be given to a Restricted Director to purchase or sell any Security (1) on a day when any portfolio of the BDC has a pending "buy" or "sell" order in that same Security until that order is executed or withdrawn or (2) when the CCO has been advised that the same Security is being considered for purchase or sale for any portfolio of the BDC.

CHAPTER 5: SARBANES-OXLEY CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS OF THE BDC

The Firm and the BDC are committed to conducting business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to fully and accurately disclose financial information in compliance with applicable law. This Sarbanes-Oxley Code of Ethics, applicable to the BDC Senior Officers, sets forth specific policies to guide such individuals in the performance of their duties.

BDC Senior Officers must comply with applicable law and have a responsibility to conduct themselves in an honest and ethical manner. BDC Senior Officers must also report violations of applicable law, regulation or this Code of Ethics to the Chairman of the Audit Committee of the BDC. BDC Senior Officers have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages Access Persons to raise concerns, and promptly addressing such concerns. This Code of Ethics sets forth the fundamental principles by which BDC Senior Officers, and all Access Persons, must act. BDC Senior Officers must affirm in writing to the BDC Board that they have received, read and understand this Code of Ethics. On at least an annual basis BDC Senior Officers must affirm in writing to the BDC Board that they have complied with the requirements of this Code of Ethics. BDC Senior Officers satisfy this obligation by annually certifying their adherence to this Code of Ethics via ComplySci.

BDC Senior Officers are expected to dedicate their best efforts to advancing the BDC’s interests and to use objective and unbiased standards when making decisions that affect the BDC, keeping in mind that they are subject to inherent conflicts of interest because certain officers are also officers of the Firm as well as the BDC. The obligation to conduct the BDC’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. A conflict of interest for the purpose of this Code of Ethics occurs when private interests interfere in any way, or even appear to interfere, with the interests of the BDC. The Code of Ethics, the Firm’s and the BDC’s allocation procedures and the other policies of the BDC are designed to ensure the ethical handling of such conflicts. As a result, it is incumbent on BDC Senior Officers to be familiar with this Code of Ethics, the Firm’s allocations procedures and other rules and regulations under the 1940 Act as well as the policies of the Firm and the BDC. When making any investment, accepting any position or benefits, participating in any transaction or business arrangement, or otherwise acting in a manner that creates or appears to create a conflict of interest where a BDC Senior Officer is receiving a personal benefit, the BDC Senior Officer should act in accordance with the letter and the spirit of the Code of Ethics and/or the BDC’s or the Firm’s other applicable policies and procedures. If a Senior Officer is in doubt as to the application or interpretation of any of these, they should make full disclosure of all facts and circumstances to and obtain the prior written approval of the CCO.

The BDC intends to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the BDC files with, or submits to, the SEC and in all other public communications made by the BDC. BDC Senior Officers are required to promote compliance with this policy by all Access Persons and to abide by the BDC’s standards, policies and procedures designed to promote compliance with this Code of Ethics.

Any waiver of this Sarbanes-Oxley Code of Ethics, including an implicit waiver, granted to a BDC Senior Officer may be made only by the BDC Board or a committee thereof. Any such waivers must be disclosed by the BDC.

This section does not create any rights on behalf of any employee, investor, supplier, competitor,

shareholder or other person or entity.